UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2018

ACTINIUM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52446	74-2963609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Madison Avenue, 7th Floor New York, NY	10016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 677-3870

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On April 27, 2018, Actinium Pharmaceuticals, Inc.’s (the “Company”) board of directors appointed Jeffrey W. Chell, M.D. as a Class II independent director. Dr. Chell was also appointed to the Company’s Audit Committee and Compensation Committee.

A brief description of the background and business experience of Dr. Chell is as follows:

Dr. Chell, age 64, has been the Chief Executive Officer Emeritus of the National Marrow Donor Program (NMDP) since 2017 having served as its CEO since 2000. Dr. Chell has led the NMDP through transformational growth as its Be The Match Registry tripled to more than 12 million donors, the number of transplants facilitated has grown five fold to over 6,400 annually, and revenue more than tripled to nearly $400 million per year. He is also the co-founder and has served as Executive Director of the Center For International Blood & Marrow Transplant Research since 2004, a leading research program in the field contributing over 70 research publications per year in peer-reviewed journals.  Dr. Chell also currently serves as chair of CLR Insurance, a captive insurance company domiciled in the Cayman Islands. From 2014 to 2016, Dr. Chell served as co-chair of Bone Marrow Donors Worldwide (BMDW) during its IT transformation project, improving revenues and reducing costs.

Prior to joining the NMDP, he served as President, Allina Medical Clinics, a 450 physician multi-specialty medical group from 1994 to 1999. Prior to that he practiced Internal Medicine in Minneapolis and in the U.S. Air Force Medical Corps.

Dr. Chell received his M.D. from the University of Minnesota and his training in Internal Medicine at the University of Wisconsin, Madison. Dr. Chell is a diplomate of the American Board of Internal Medicine, a member of the American Society of Hematology and a member of the American Society of Blood and Marrow Transplantation.

He has received multiple honors including the 2018 Public Service award of the American Society For Blood and Marrow Transplantation, 2017 Most Admired CEO by the Minneapolis/St. Paul Business Journal, 2010 Healthcare Executive of the Year by the Minneapolis/St, Paul Business Journal, and the 2017 Bone Marrow Foundation Service Award.

That Dr. Chell has over 25 years of leadership and executive experience in healthcare, that he has significant knowledge in the blood and marrow transplantation field and that he has experience conducting business in the health sector, led us to conclude that Dr. Chell should serve as a director.

Term of Office

Dr. Chell shall remain as a director of the Company until his resignation, removal or successor, if any, is elected or qualified. Mr. Chell is a classified as a Class II director and will be up for election at the 2018 annual shareholders meeting, with a three year term thereafter.

Family Relationships

There are no family relationships between our directors and officers.

Transactions with Related Persons

The Company does not have any related party transactions with Dr. Chell.

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Agreements

On April 27, 2018, Dr. Chell and the Company entered into a director agreement (the “Agreement”). Pursuant to the Agreement, Dr. Chell will be entitled to compensation of $40,000 per year, payable in quarterly installments for his services as a director of the Company. He was also granted 75,000 options (the “Options”) to purchase shares of the Company’s common stock. The Options shall have a term of 10 years and the exercise price of the Options shall be equal to the share price of the common stock on his start date as a director, April 27, 2018. So long as Dr. Chell’s director relationship with the Company continues, the shares underlying the Options shall vest in accordance with the following schedule: 28% of the shares subject to the option shall vest and become exercisable on the twelve month anniversary of the vesting commencement date and 2% of the total number of shares subject to the option shall vest and become exercisable each month after the vesting commencement. The options will be subject to the terms of the Company’s Amended and Restated 2013 Stock Plan, as amended, and the Stock Option Agreement between Dr. Chell and the Company.

Dr. Chell also entered into an Indemnity Agreement (the “Indemnity Agreement”) with the Company, whereby the Company agreed to indemnify Dr. Chell in certain situations in connection with his role as a director for the Company. He also entered into a Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”) with the Company, whereby Mr. Chell agreed to certain confidentiality and invention assignment provisions.

The foregoing summaries do not purport to be complete and are qualified in their entirety by reference to the Agreement, Indemnity Agreement, and Confidential Information Agreement which are filed as Exhibits 10.1, 10.2, and 10.3 respectively, to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the attached exhibits are deemed to have been filed with the Securities and Exchange Commission:

Exhibit No.	Description
10.1	Director Agreement, dated April 27, 2018, by and between Jeffrey W. Chell and Actinium Pharmaceuticals, Inc.
10.2	Indemnity Agreement, dated April 27, 2018, by and between Jeffrey W. Chell and Actinium Pharmaceuticals, Inc.
10.3	Confidential Information and Invention Assignment Agreement, dated April 27, 2018, by and between Jeffrey W. Chell and Actinium Pharmaceuticals, Inc.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 1, 2018	ACTINIUM PHARMACEUTICALS, INC.

	By:	/s/ Sandesh Seth
	Name:	Sandesh Seth
	Title:	CEO & Chairman

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